Exhibit 99.1

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES PROPOSED PRIVATE
OFFER TO EXCHANGE ANY AND ALL OUTSTANDING 10.75% SENIOR CASH PAY
NOTES DUE 2016 AND ANY AND ALL 11.00%/11.75% SENIOR TOGGLE NOTES
DUE 2016 FOR NEWLY ISSUED SENIOR NOTES DUE 2021

San Antonio, TX, May 21, 2013. Clear Channel Communications, Inc. (“CCU”) announced today that it has commenced a private offer (the “Exchange Offer”) to holders of CCU’s outstanding 10.75% Senior Cash Pay Notes due 2016 (the “Outstanding Cash Pay Notes”) and 11.00%/11.75% Senior Toggle Notes due 2016 (the “Outstanding Toggle Notes” and collectively with the Outstanding Cash Pay Notes, the “Outstanding Notes”) to exchange any and all Outstanding Notes for its newly issued Senior Notes due 2021 (the “New Notes”).  The Exchange Offer, which is only available to holders of Outstanding Notes that have certified their status as (i) both a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (ii) not a “U.S. person” as that term is defined in Rule 902 under the Securities Act (each, an “Eligible Holder”), is being made pursuant to an Offering Circular dated May 21, 2013, and is exempt from registration under the Securities Act.

Eligible Holders of Outstanding Notes must submit a letter of transmittal on or prior to 11:59 p.m., New York City time, on June 18, 2013 unless extended (the “Expiration Date”), in order to be eligible to receive New Notes in the Exchange Offer.  A participating holder that tenders Outstanding Notes will receive the following consideration on the closing date of the Exchange Offer:

Clear Channel Communications, Inc. Outstanding Notes to be Exchanged	CUSIP Nos.	Outstanding Aggregate Principal Amount	Consideration for each $1,000 Principal Amount of Outstanding Notes Tendered on or Prior to 5:00 p.m., New York City time, on June 4, 2013, unless extended (the “Early Tender Date”)	Consideration for each $1,000 Principal Amount of Outstanding Notes Tendered After the Early Tender Date
Outstanding Cash Pay Notes	184502BB7	$796,250,000	$1,000 of New Notes	$950 of New Notes
Outstanding Toggle Notes	184502BE1	$1,282,493,821 (1)	$930 of New Notes and $70 of cash	$880 of New Notes and $70 of cash

(1)	Amount includes outstanding toggle notes held by CCU and its subsidiaries.

Accrued and unpaid interest on accepted Outstanding Notes will be paid in cash on the closing date of the Exchange Offer.  Tenders of Outstanding Notes may be withdrawn prior to 5:00 p.m., New York City time, on June 4, 2013, unless extended by us.

Consummation of the Exchange Offer is subject to the satisfaction or waiver of certain conditions, including the receipt of valid tenders of Outstanding Notes, not withdrawn, of at least $500.0 million principal amount (excluding Outstanding Notes held by CCU or any of its affiliates).  CCU reserves the right, in its sole discretion, to waive or modify any one or more of the conditions to the Exchange Offer.

Holders of greater than $550.0 million of principal amount of the Outstanding Notes (not including subsidiaries of CCU that hold Outstanding Notes) have agreed to tender their Outstanding Notes in the Exchange Offer.

The New Notes will accrue interest at the rate of (i) 12.0% per annum in cash and (ii) 2.0% per annum through the issuance of PIK notes, and will mature on February 1, 2021.

The Outstanding Notes are, and the New Notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior basis by CCU’s parent, Clear Channel Capital I, LLC, and all of CCU’s existing domestic wholly-owned restricted subsidiaries.

The New Notes and related guarantees will be offered only in reliance on exemptions from registration under the Securities Act.  The New Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

Documents relating to the Exchange Offer will only be distributed to holders of the Outstanding Notes that complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of the Outstanding Notes that desire a copy of the eligibility letter may contact D.F. King & Co., Inc., the exchange agent and information agent for the Exchange Offer, by calling toll-free (800) 829-6554 or at (212) 269-5550 (banks and brokerage firms) or visit the website for this purpose at www.dfking.com/ccu.

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy the New Notes or any other securities.  The Exchange Offer is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.  Any offers of the New Notes will be made only by means of the Offering Circular.

About Clear Channel Communications

Clear Channel Communications, Inc. is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CCU management expectations.  These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Exchange Offer.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to, whether or not CCU will ultimately consummate the Exchange Offer on the terms currently contemplated by the Exchange Offer or otherwise.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict.  CCU undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
For further information, please contact:

Media
Wendy Goldberg
Executive Vice President – Communications
(212) 549-0965

Investors
Gregory Lundberg
Senior Vice President – Investor Relations
(212) 549-1717